Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 2, 2018

McDermott International, Inc.

4424 West Sam Houston Parkway North

Houston, Texas 77041

Ladies and Gentlemen:

We have acted as counsel to McDermott International, Inc., a Panamanian corporation (“McDermott”), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-222662) filed by McDermott with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), on January 24, 2018 (as amended as of the date hereof, the “Registration Statement”), relating to the registration of shares of common stock, par value $1.00 per share, of McDermott (the “Shares”) to be issued in connection with the Business Combination Agreement (the “Business Combination Agreement”), dated December 18, 2017, to which McDermott and Chicago Bridge & Iron Company N.V., a public company with limited liability incorporated under the laws of the Netherlands, are parties. At your request, this opinion letter is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

In arriving at the opinion expressed below, we have examined and relied upon the Business Combination Agreement, the Registration Statement and the documents incorporated by reference therein, and such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the limitations, qualifications, and assumptions set forth herein and in the Registration Statement, we hereby confirm the opinion of Baker Botts L.L.P. that is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “The McDermott Special Meeting—Proposal No. 1: McDermott Reverse Stock Split Articles Amendment—Material U.S. Federal Income Tax Consequences of the McDermott Reverse Stock Split” in the Registration Statement.

Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Business Combination Agreement, the Registration Statement and the documents incorporated by reference therein, and the other records and documents referred to above. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

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Our opinion is based on our interpretation of the United States Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law that may alter, affect, or modify our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that any court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “The McDermott Special Meeting—Proposal No. 1: McDermott Reverse Stock Split Articles Amendment—Material U.S. Federal Income Tax Consequences of the McDermott Reverse Stock Split” in the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Baker Botts L.L.P.